Exhibit 10.4

          LEASE AGREEMENT BETWEEN BANK OF CLARKE COUNTY AND MBC, L.C.
                             DATED OCTOBER 25, 2002

THIS LEASE made this 25th day of October, 2002, by and between MBC, L.C. a Virginia limited liability company, of the one part, hereinafter called the Lessor, and the BANK OF CLARKE COUNTY, a Virginia corporation, of the other part, hereinafter called Lessee.

WHEREAS, Lessor is the owner of a certain parcel of land fronting along the northern side of State Route 7 in Stonewall Magisterial District, Frederick County, Virginia, containing 1.1242 acres, and being more particularly described as Lot #1 on the PLAT SHOWING BOUNDARY AND TOPOGRAPHY OF THE LANDS OF MBC, L.C. prepared by Marsh & Legge Land Surveyors, P.L.C., dated September 27, 2002; and

WHEREAS, Lessee has agreed to rent from Lessor, and Lessor has agreed to lease to Lessee, such parcel of land (hereinafter referred to as the "Leased Premises") on the terms and conditions as set forth herein.

NOW, THEREFORE, WITNESSETH: That for and in consideration of the rents hereinafter stated and the agreements hereinafter made, Lessor hereby leases to Lessee and Lessee agrees to lease from Lessor the aforesaid Leased Premises on the following terms and conditions:

1. ORIGINAL TERM: This Lease shall commence January 1, 2003 and shall continue to midnight, December 31, 2032.

2. RIGHT OF RENEWAL: Lessee, at its option, may extend and renew the term of this Lease for up to two (2) additional (but consecutive) five (5)- year terms (First term: January 1, 2033 through December 31, 2037); Second term: January 1, 2038 through December 31, 2042) commencing, if at all, at the expiration of the term immediately preceding such option term, upon all the same terms and conditions as set forth herein (excluding any right of renewal other than such two (2) additional five (5)-year terms) and with the rental increases as hereinafter provided. Such option(s) shall be exercised (if at all) by Lessee delivering written notice of such exercise to Lessor at least six (6) months before the expiration of the term which would immediately precede such option five (5)-year term, as set forth herein, at the address designated below. Upon the delivery of such notice to Lessor at the address below, at least six (6) months before the expiration of the term which immediately precedes such five-year option term, this Lease shall be extended for such additional five
(5)-year option term upon all the terms and conditions (excluding any right of further renewals other than as expressly set forth herein) and with the rental increases set forth herein without the necessity of execution of any further instrument or document; provided, further (and separate and apart from Lessor's right to otherwise terminate this Lease as provided herein), that if at either the date of expiration of the term immediately preceding such potential option term, or the date upon which Lessee exercises such option to extend, Lessee is in default in the performance of any of the terms and conditions of this Lease, the extension of the term shall, at Lessor's sole option, be voidable by Lessor. Failure of Lessee to give written notice to Lessor, at least six months before the expiration of the then-existing term, shall result in the loss by Lessee of all rights of renewal as set forth herein and shall therefore result in the termination of this Lease at the end of its original term or if such renewal right was timely exercised by Lessee, as set forth herein, this Lease shall then terminate at the end of the five-year term for which such timely renewal notice was given (unless, however, this Lease was otherwise terminated by Lessee as provided hereunder).

The following hypothetical example is hereby given:

EXAMPLE: If Lessee delivers to Lessor at least six (6) months before December 31, 2032, as provided hereunder, written notice to exercise its option to extend such Lease for such additional five (5)-year term commencing January 1, 2033, this Lease shall then be extended for such five (5)-year period ending midnight, December 31, 2037. On the other hand, if Lessee fails to deliver such written notice to Lessor at least six (6) months before December 31, 2032 to exercise its option to extend the Lease from January 1, 2033 through January 1, 2037, this Lease shall then terminate as of midnight, December 31, 2032 and Lessee shall have no further rights hereunder, including, without limitation, no right to renew this Lease.

3. USE OF PREMISES: Lessee shall have the right to use such premises for all uses allowed by law. Lessee shall not use such premises, however, for any purpose in violation of any federal, state or municipal statute or ordinance. Lessor makes no covenant or representation in connection with whether or not the premises may be used for any particular purpose or purposes.

4. RENT: Lessee shall pay rent, as set forth herein, on a monthly basis, in advance, starting January 1, 2003 and continuing on the first day of each month thereafter during the term of this Lease (including any renewal period[s]). The monthly rent for the period January 1, 2003 through December 31, 2003 shall be $3,333.33 per month. Effective January 1, 2004, and every January 1 thereafter during this Lease (including any renewal[s]), the monthly rental to be paid during each such ensuing one-year period shall be the Base Rent ($3,333.33 per month) plus an additional sum to be determined by multiplying such monthly Base Rent ($3,333.33) times the percent change in the "Index" from December 2002 to the month immediately preceding the start of each such one-year "ensuing period".

As used herein, the term "Index" shall mean the United States Department of Labor's Bureau of Labor Statistics (the "Bureau") Revised Consumer Price Index for Urban Wage Earners and Clerical Workers, U.S. City Average, all items (1967 equals 100) or the successor of that Index. If the Index ceases to use the 1967 average equalling 100 as the basis of calculation or if the Bureau changes the form or basis for calculating the Index or ceases the computation or publication of the Index, the parties agree to use whatever successor index is available and, if none, the most nearly comparable available index, in either case adjusted to the 1967 base. If the parties cannot agree upon the successor index or the most nearly comparable available index, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association.

In the event the Index is not published in sufficient time for computation of the rental then currently due, the Lessee shall pay the amount of the rental paid in the last preceding month, and the difference will be paid, or deducted from (as the case may be), with the next monthly rental payment.

Lessee shall pay a late charge (each and every time it may occur) to Lessor in the amount of five percent (5%) of any payment (of rent or any other payments or obligations arising hereunder) due pursuant to the terms of this Lease agreement which is not actually paid within five (5) days of its original due date (without regard to any "cure" or other default dates set forth in Paragraph 23 hereinafter).

HYPOTHETICAL EXAMPLE: Calculation of monthly rent for the one-year period January 1, 2006 through December 31, 2006: If you assume (hypothetically) for the purpose of this example that the Index for December 2002 would be 150 (and, of course, in the actual calculations hereof, the actual Index shall be used) and if you further assume the Index for December 2005 would be 160, the monthly rent for the applicable period (January 1, 2006 through December 31, 2006) would be as follows:

INDEX POINT CHANGE
Index (December 2005) 160
Index (December 2002) 150
Equals Index Point Change - 10
Percent Change:  10 (Index Point Difference)  =  .066
   150 (Index [December 2002])
$3,333.33 plus .066 x $3,333.33 = $3,553.33
Monthly rent for the period January 1, 2006 through December 31, 2006 would then be, under this hypothetical example, $3,553.33

5. TAXES: Lessee shall pay, when due, all real estate taxes and assessments of every kind and nature which have been or which shall, during the term, be levied against or otherwise imposed upon the Leased Premises including all improvements now or hereafter situate thereon. Lessee agrees to pay all property taxes, if any, on its personal property located in, or on, the Leased Premises.

6. DEPOSIT: Lessee, at the time of the signing of this Agreement, shall give Lessor a security deposit in the amount of $3,333.33.

7. MAINTENANCE AND REPAIR: Lessor shall have no obligation of any kind regarding the maintenance of the Leased Premises, including any improvements now or hereinafter situate thereon, nor shall Lessor be required to make any improvements, repairs, rebuilding or replacements to such premises, or off of such premises including, and only for purposes of illustration and not by way of limitation, Lessor shall not be required to make any improvements, repairs, reconstructions or replacements because of any fire or other casualty at the premises, or because of any requirements of any governmental agency (including the County of Frederick or the Virginia Department of Transportation). Lessor shall not be required to keep any portion of the subject premises clean or free from obstructions. All repairs, reconstructions, replacements and/or improvements of every kind and description made to or for the benefit of the premises by Lessee shall become, upon being permanently affixed to the Leased Premises, or to any other property of the Lessor, the sole and exclusive property of Lessor. Lessee shall, at his own cost and expense, take good care of the Leased Premises, including all buildings and other improvements thereon, preserve them in good working order, condition and state of repair, and shall, at his own expense, make all necessary repairs, reconstructions and replacements to, or for the benefit of, said premises.

8. CONDEMNATION OF LEASED PREMISES: If the federal or any state government or agency or instrumentality of any of them takes the whole of the Leased Premises for any public or quasi-public use under any statute or regulation relating to eminent domain, condemnation or by purchase in lieu thereof, or if some part of the Leased Premises is so taken and the part not taken does not suffice for Lessee to reasonably operate the business for which the premises have been leased, then this Lease shall come to an end as to the Leased Premises when Lessee loses possession of all or of such part of the Leased Premises. If such Lease is so terminated, Lessee shall have no claim against Lessor for any loss or damage and in particular, without limitation, no claim for the value of any unexpired term of the Leased Premises. Lessee shall make all payments and reimbursements to Lessor to the period ending with the date on which Lessee so loses possession of the Leased Premises, or of such part of them.

If the taking referred to above affects only such a part of the Leased Premises so that Lessee reasonably can continue to operate the business within the scope of this Lease, such taking shall not affect this Lease. If this Lease so survives any such taking, Lessee shall repair, replace or restore such part of the Leased Premises not taken to as nearly its condition and/or business purpose before the taking as the circumstances reasonably permit.

9. INSURANCE: Lessee shall carry standard fire and extended coverage insurance on the improvements on the premises in the amount of the highest insurable value. If, in the opinion of Lessee, the Leased Premises are rendered substantially unfit for the occupancy or use herein contemplated by any casualty or peril insured against in such insurance policy, Lessee, at its option, may promptly and diligently restore the Leased Premises to the condition existing prior to the occurrence of the insured casualty or peril or may release and turn over to Lessor all of the insurance proceeds as a result thereof and then terminate this Lease as of the date of the delivery of such written notice to Lessor. Lessee shall also maintain general liability insurance to protect it and Lessor against any claims for damages, personal injury and property damage. Such liability insurance shall be in the amount of One Million Dollars or more. Lessor shall be listed as an additional insured in each and every such general liability policy. Lessee shall furnish Lessor satisfactory evidence of all such policies and endorsements thereof.

10. SUBLET: Lessee may sublet all or any part of the Leased Premises and may assign this Lease with Lessor's consent, which will not be unreasonably withheld provided, however, that the Lessee shall not be relieved from its obligations under this Lease by such subletting or assignment.

11. NON-COMPETE: Lessor agrees, as to Lots 2, 3, 4 and 5, as shown on the aforesaid plat of Marsh & Legge Land Surveyors, P.L.C. dated September 27, 2002, that it shall add a provision in any lease regarding any such lot, as well as in any deed of conveyance regarding any of those lots, that "so long as the Bank of Clarke County (including its successors or assigns [whether by merger or otherwise]) leases such Lot #1 that no other banking building, facility or use will take place on such lot by any other banking or financial institution except for the use by any such other banking or financial institution of an ATM (or equivalent) machine or facility". In connection with Lot #6, as shown on such plat dated September 27, 2002, Lessor agrees to place the same restriction in any lease of such property to someone other than Kamran Heydari or in any other deed of conveyance if the property is sold to anyone else other than such Kamran Heydari.

12. APPROVAL FOR RIGHT-IN/RIGHT-OUT ENTRANCE/EXIT ALONG ROUTE 7: Notwithstanding anything to the contrary set forth herein, Lessee, within six (6) months of January 1, 2003, shall have the right, in its discretion, to then terminate this Lease if it does not receive the approval from all appropriate authorities, including VDOT and the Frederick County Planning Commission, to have a right-in/right-out entrance/exit directly from State Route 7. Lessee shall use its best efforts to secure such approval from all such appropriate authorities. If Lessee exercises such right to terminate this Lease, as conditioned hereunder, all rent due hereunder up until the date of termination shall still be due and payable to Lessor. Lessee, if it is to exercise its right to terminate this Lease as provided herein, shall deliver written notice of such termination to Lessor at 333 Wood Avenue, Winchester, Virginia. The rent otherwise due hereunder shall terminate effective as of the time of delivery of such written notice, provided it meets the terms and provisions hereof, and the rent due Lessor for the month in which such notice of cancellation is so delivered shall be prorated as of such date of delivery of such notice of cancellation.

13. UTILITIES: Lessor shall have no obligation to bring any utilities to the Leased Premises except that Lessor shall be obligated to bring a water line within the southwest corner of such Lot #1 and a sewer line a short distance within the western boundary line of such Lot #1, all as more particularly described as the Phase 1 construction as set forth on the plans prepared by Gilbert W. Clifford & Associates, Inc. dated August 8, 2002 titled "Millbrook High School Alternate Entrance - Phase 1 Water and Force Mains - Plan and Profile". The bringing of all other utilities of every kind and description including electric, cable, telephone, gas, TV or whatever to within such Lot #1 shall be the sole and exclusive responsibility of Lessee. All such utilities either brought to, or constructed within such premises, shall be placed underground and each such utility, whether brought to or constructed within such Lot #1, shall then also be extended, at the cost and expense of Lessee, to a point within Lot #2 as designed and designated by Landlord's engineer. At the present time, such engineer is Charles E. Maddox, Jr. of Gilbert W. Clifford & Associates, Inc. Without limiting the foregoing, Tenant shall be specifically responsible for extending the water and sewer line into Lot #2 forty feet (40') north of the northern boundary line of such Lot #1. All such utility facilities, including water and sewer, to be constructed on and within such Lot #1 by Tenant, and the extension thereof into Lot #2 as set forth herein, shall be so constructed in accordance with all government regulations (including the Frederick County Sanitation Authority) and shall also meet all design and other requirements of Lessor?s engineer. Tenant also agrees that it would not allow anyone, including any landowner, without Lessor?s express written consent, to connect to any water and sewer line within such Lot #1 including, without limitation, Tenant shall not allow anyone, for the benefit of all or any part of the land designated on the plat dated September 27, 2002 as "Mo Yam Chan & Li Wah Chan" (hereinafter "Chan"), to connect to any water or sewer line within Lot #1.

14. INGRESS/EGRESS ALONG NORTHERN PROPERTY LINE OF LOT #1: There shall be a right of ingress and egress, off of Millbrook Road, for the benefit of Lot #1 and Lot #2 and any other property designated by Lessor. The total width of such right of ingress and egress shall be sixty feet (60') and shall extend to the western property line of such Lots #1 and #2. The middle of such sixty-foot (60') right of ingress/egress shall be the common boundary line between such Lots #1 and #2 (which is the northern boundary line of Lot #1/ southern boundary line of Lot #2). Lessee shall not provide any entrance/exit between such Lot #1 and the Chan property unless Lessor consents to same in writing. The design of such portion of such sixty-foot (60') wide access area to be built by Lessee within such Lot #1 shall meet the specifications of Lessor's engineer.

Lessee shall construct a curb or other continuous barrier along its entire eastern boundary line to keep any vehicles from being able to pass between such Lot #1 and the Chan property. Lessor, however, in its sole and absolute discretion, shall have the exclusive right to allow anyone, including vehicular traffic, ingress and egress within such sixty-foot (60') wide access strip between Millbrook Road and such Chan property. Unless Lessor has given written permission for travel between such Millbrook Road and such Chan property (or any part thereof), within such sixty-foot (60') wide access strip, a barrier, meeting the design specifications of Lessor's engineer, Charles E. Maddox, Jr., shall be erected, by Lessee, at the western end of such sixty-foot (60') strip for the purpose of preventing access to the Chan property. If Lessor so decides to give permission to anyone it so designates to travel between Millbrook Road and the Chan property within such sixty-foot (60') strip, Lessor shall have the responsibility of making such changes within such sixty-foot (60') passageway to accommodate such access, including the removal of any curb or other barriers at the western end of such sixty-foot (60') strip.

15. REMOVAL OF DWELLING ON LOT #1: Lessee shall have the right, once its option to terminate this Lease, as provided in Paragraph12 above is no longer effective, to tear down and dispose of the house situate within such Lot #1. Lessee, at its expense, shall have the sole and exclusive responsibility to tear down and then dispose of all of such debris and materials resulting from such house being torn down except that Lessor shall have the right to take such materials from such house as it, in its sole discretion, shall so decide.

16. REMOVAL OF IMPROVEMENTS AT END OF LEASE: Lessee, at Lessor's option, shall have the obligation to remove any and all improvements made by it to Lot #1, including any building, asphalt or whatever, as Lessor, in its sole discretion, shall so decide. Lessor shall have ninety (90) days after the end of this Lease to give Lessee written notice of whatever improvements Lessee shall be required to so remove from such premises. Whatever improvements Lessee is so required to remove from such premises shall be done in as expeditious a manner as is reasonably possible and in no event later than six (6) months after Lessor gives such written notice to Lessee.

17. USE OF LEASED PREMISES BEFORE JANUARY 1, 2003: Lessee shall have the non-exclusive right to go upon Lot #1 before the start of this Lease, for the purpose of any testing, planning or other preliminary work in anticipation of leasing the property effective January 1, 2003.

18. IMPROVEMENTS: Lessee may, at its own expense, make any alterations or improvements to the Leased Premises that it may deem desirable for his business purposes, and that do not adversely affect the value of the premises or the structural integrity of any building or other structures hereinafter erected on such premises. It is specifically recited, without in any limiting the foregoing, that Lessee shall have the full and complete responsibility in connection with any such alterations or improvements made to the Leased Premises to satisfy any requirements proposed by any governmental entities (including any off-premises requirements) in connection with any such alterations or improvements.

19. MECHANIC LIENS: Lessee shall not permit any mechanics or other liens to be established or remain against the premises for labor or materials furnished to or for tenant.

20. NOTICES: Notices and demands shall be in writing and shall be deemed to be given, unless otherwise specifically provided herein, when deposited in a United States Post Office marked registered or certified mail. Notices to the Lessor may be addressed to the Lessor at: 333 Wood Avenue, Winchester, Virginia 22601. Notices to Lessee shall be addressed to: President and CEO, Bank of Clarke County, P.O. Box 391, Berryville, Virginia 22611.

21. BUSINESS QUALIFICATIONS: Lessee warrants that upon occupation of the leased premises Lessee shall be duly qualified to do and transact business in the State of Virginia and that during the period of occupancy described herein Lessee shall continue to remain so qualified.

22. UTILITIES: Lessee, during the term of this Lease, will pay the monthly or other charges for all utilities in connection with the use of the premises, whether now or hereafter existing, including electricity, oil, water and sewer charges.

23. DEFAULT: If Lessee fails to pay any rental or other payment due hereunder or due pursuant to the Lease documents, or if Lessee shall become bankrupt or insolvent, or shall file any debtor proceeding, or takes, or has taken against it, any Petition in Bankruptcy, or files a petition for appointment of receiver or for a reorganization, or if Lessee fails to perform any terms hereof, and if the same shall not have been cured within ten (10) days following written notice from the Lessor to the Lessee stating the nature of the default, then Lessee shall be in default and Lessor may, at her option and without further notice to Lessee, terminate Lessee's right to possess the premises and, without terminating this Lease, Lessor may reenter and resume possession of the premises and/or declare the Lease terminated, and may thereupon, in either event, remove all persons and property from the premises, with or without resort to process of any court. In no event shall Lessor's termination of the Lease and/or termination of Lessee's right to possession of the premises abrogate Lessee's agreement to pay rent and any other charges due hereunder. Following reentry of the premises by Lessor, Lessee shall continue to pay all such rent and any other charges as same become due under the terms hereof, together with all reasonable expenses (including attorney fees) incurred by Lessor in regaining possession, until such time, if any, as Lessor relets same and the premises are occupied by a successor.

If Lessor shall not be permitted to terminate this Lease as hereinabove provided because of the provisions of the United States Code relating to Bankruptcy, as amended ("The Bankruptcy Code"), then Lessee, as a debtor in possession, or any trustee for Lessee, agrees promptly, within no more than sixty (30) days following request by Lessor to the Bankruptcy Court, to assume or reject this Lease, and Lessee, on behalf of itself and any trustee, agrees not to seek or request any extension or adjournment of any application to assume or reject this Lease by Lessor with such Court. In such event, Lessee, or any trustee for Lessee, may only assume this Lease if (a) it cures or provides adequate assurance that the trustees will promptly cure any default hereunder, (b) compensates, or provides adequate assurance that the trustees will promptly compensate, Lessee for any actual pecuniary loss to Lessor resulting from Lessee's defaults, and (c) provides adequate assurance of performance during the fully stated term hereof of all of the terms, covenants, and provision of this Lease to be performed by Lessee. In no event after the assumption of this Lease shall any then-existing default remain uncured for a period in excess of fifteen
(15) days. Adequate assurance of performance of this Lease as set forth hereinabove shall include, without limitation, adequate assurance (1) of the source of rent reserved hereunder and (2) that the assumption of this Lease will not breach any provision of this Lease.

24. FIRST RIGHT OF REFUSAL: If, at any time during the term of this Lease, Lessor receives from a ready, willing and able purchaser an acceptable (to Lessor) bona fide offer to purchase such parcel containing 1.1242 acres, Lessor shall give Lessee written notice of the terms and conditions of the offer, enclosing a copy of the offer. Lessee may exercise the option to purchase, on the same terms and conditions provided in such offer received by Lessor, within sixty (30) days after receipt of such notice from Lessor. If Lessee is going to exercise such right, it must, within sixty (30) days of receipt of such notice of such offer from Lessor, deliver to Lessor written notice of its exercise of such right to purchase. If Lessee so exercises its right of first refusal, closing shall be on the same terms and conditions as set forth in the offer received by Lessor. The failure of Lessee to exercise its option to purchase, once received from Lessor, on the terms and conditions set forth herein, shall forever terminate, and make null and void, Lessee's right of first refusal as set forth herein.

25. SEVERABILITY: If any part of this Agreement shall be adjudged invalid, it shall be considered to be severable and the remainder of the Agreement shall continue in full force and effect to the extent practicable.

26. APPLICABLE LAW: This Agreement shall be construed and interpreted according to the laws of the State of Virginia.

27. The conditions and agreements contained in this Lease shall be binding upon and shall inure to the benefit of Lessor and Lessee and their respective heirs, legal representatives, successors and assigns.

28. ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the parties and may be modified only by a writing signed by both parties.

WITNESS the following signatures and seals:

MBC, L.C.

By:  /s/ Mildred Cole, Manager
     ---------------------------------------  (SEAL)
     Mildred Cole, Manager

BANK OF CLARKE COUNTY

By:  /s/ John R. Milleson, President and CEO  (SEAL)
     ---------------------------------------

STATE OF VIRGINIA, At Large, County OF Frederick, To-wit:

The foregoing instrument was acknowledged before me this 25th day of October, 2002, by Mildred Cole, Manager, MBC, L.C.

My commission expires April 30, 2005.

/s/ Catherine G. Schultz
------------------------
Notary Public


STATE OF VIRGINIA, At Large, City OF Winchester, To-wit:

The foregoing instrument was acknowledged before me this 29th day of October, 2002, by John R. Milleson, President and CEO, Bank of Clarke County.

My commission expires February 28, 2006.

/s/ Frances A. Rush
------------------------
Notary Public

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